EXHIBIT 10.12


                          RECOM MANAGED SYSTEMS, INC.
          4705 Laurel Canyon Blvd, Second Floor, Studio City, CA 91607
                  Phone 818-505-1288     Facsimile 818-762-9100




March 10, 2002



Chuck McGill
7267 Monte Vista Ave.
San Diego, CA  92037

Subject:  Employment with Recom Managed Systems, Inc.

Dear Mr. McGill:

It is our pleasure to extend you an offer of employment with Recom Managed Systems, Inc. (OTC-BB RECM) with a start date of March 20, 2003. Your position will be as Chief Financial Officer, Secretary and Treasurer which is considered a professional position and reports directly to the CEO/President. Although the company headquarters are located in Studio City, you will be based out of San Diego at a location acceptable to you and the CEO.

Your gross salary will be $.50 semi-monthly based on an annual salary of $12.00. You will be paid biweekly according to the pay period schedule you will receive with your orientation information. In addition to your gross salary, you shall be granted options to purchase 300,000 shares of the company's common stock. The options shall vest quarterly over a 3 year period and have a strike price of $2.28 per share. Additionally, in the event your employment is terminated by the company for any reason other than cause, option vesting shall be accelerated to provide for two additional quarters of vesting.

As a salaried employee you will be eligible for paid vacations and holidays, paid sick time, and if established, our group health, dental, and life insurance plans and 401K Plan in accordance with the respective company policies. In the event the company does not currently have a group health plan in place or if you determine the group health plan inadequate for your needs, the company will reimburse your monthly medical expenses. In addition the company agrees to reimburse you for your automobile expense. Notwithstanding the foregoing, you understand that your total reimbursement for medical and automobile expense shall not exceed $2,000.00 per month. Additional information about this and all other company benefits will be provided to you with your orientation materials.

By your acceptance of our offer of employment you are also agreeing to the terms and conditions contained in our Employment Agreement and Employment, Confidential Information, Invention Assignment, and Arbitration Agreement included with this letter. This offer will expire on March 28, 2003. Please indicate your acceptance by signing and returning one copy of each document.






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We are pleased to have you joining Recom Managed Systems, Inc. and look forward to a long and mutually rewarding relationship.

Sincerely,


/s/ Marvin Fink, CEO
Recom Managed Systems, Inc.

                                    /s/ Chuck McGill 3/25/03



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